Exhibit 99.1

VAALCO Energy Announces Arrival of Avouma Production Platform

HOUSTON, July 7 /PRNewswire-FirstCall/ -- VAALCO Energy, Inc. (Amex: EGY) announced today that the production platform has arrived at its Avouma field off the coast of Gabon in West Africa, and a 10-mile-long pipeline linking the platform to a Floating Production, Storage and Offloading facility should be completed next week.

The Avouma field, which VAALCO discovered in 2004, is expected to produce approximately 10,000 barrels oil per day from two horizontal wells when production begins late in the fourth quarter this year. Drilling at the site is due to begin in October.

Robert Gerry, Chairman and Chief Executive Officer, stated, “Avouma will be our second field on the Etame Block to come on production. The first field, Etame, was developed in 2002 and produces approximately 18,000 barrels oil per day. The $100 million Avouma development project, when completed, will take our production to a new level.”

In addition VAALCO announced that it has received Gabon government approval for a development area around the Ebouri discovery, also discovered in 2004. A development plan is almost complete and will be filed with the government, with a target of late 2007 for startup of the Ebouri field. Ebouri is expected to add an additional 5,000 barrels per day to the Etame Block production.

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on form 10K for the year ended December 31, 2005 and other reports filed with the SEC which can be reviewed at http://www.sec.gov , or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

SOURCE  VAALCO Energy, Inc.
     -0-                                                  07/07/2006
     /CONTACT:  W. Russell Scheirman of VAALCO Energy, Inc., +1-713-623-0801/
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